Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Consulting Agreement”), effective as of the Effective Date, as defined below, is entered into by BeOne Medicines USA, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and Xiaodong Wang (the “Consultant”) (the Company and the Consultant each a “Party” and together the “Parties”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company on a consulting basis;

WHEREAS, the Consultant has agreed to provide such services pursuant to the terms and conditions set forth in this Consulting Agreement; and

WHEREAS, pursuant to the change of the jurisdiction of the parent of the BeiGene group of companies (the “Parent”) from the Cayman Islands to Basel, Switzerland through a continuation under Section 206 of the of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Act on Private International Law (the “Continuation”), the Company and Consultant intend for this Consulting Agreement to fully replace the consulting agreement dated December 7, 2023 between BeiGene, Ltd, a Cayman Islands exempted company, and the Consultant, and for this Consulting Agreement to be effective as of the date on which the Continuation becomes effective (the “Effective Date”).

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.	Services to be Performed.

During the period starting on the Effective Date and ending three years from the Effective Date, unless terminated earlier in accordance with the provisions of Section 4 below (the “Consulting Period”), the Consultant agrees to perform consulting services as may be reasonably requested by the Company from time to time, including but not limited to (a) providing the Company with scientific knowledge and technical know-how; (b) helping to facilitate the Company’s relationship with the government, academic, investment, and medical community in China; (c) assisting in the recruitment of potential employees to the Company, and (d) facilitating business development with other pharmaceutical and biotech companies (collectively, the “Services”). The Consultant shall be expected to perform services when reasonably requested by the Company, subject to reasonable flexibility in the event of scheduling conflicts and with the understanding that the majority of the Consultant’s business time may be devoted to other endeavors. The Consultant agrees to keep the Company updated, promptly upon the Company’s request, of any progress, problems, and/or developments of which the Consultant is aware regarding the Services. The Company shall have the right to require such updates in writing from the Consultant. The Consultant is responsible for providing the necessary equipment, tools, materials, and supplies to perform the Services.

2.	Independent Contractor Status.

It is the express intention of the Parties that the Consultant is an independent contractor and not an employee, agent, joint venturer, or partner of the Company for any purposes whatsoever. The Consultant shall not be entitled to any benefits that the Company may make available to employees from time to time. The Consultant shall be solely responsible for all appropriate and/or necessary income taxes, withholding taxes, payroll contributions, unemployment insurance, social security contributions and taxes, and pension contributions, and for maintaining adequate workers’ compensation insurance coverage for himself. The Consultant shall assume and accept all responsibilities that are imposed on independent contractors by any statute, regulation, rule of law, or otherwise. The Consultant is not the agent of the Company and is not authorized and shall not have the power or authority to bind the Company or incur any liability or obligation. While the Company is entitled to provide the Consultant with general guidance to assist the Consultant in completing the scope of work to the Company’s satisfaction, the Consultant is ultimately responsible for directing and controlling the performance of the tasks and the scopes of work, in accordance with the terms and conditions of this Consulting Agreement. The Consultant may perform the Services from locations and at reasonable times of his choosing, except to the extent that certain Services may necessitate the Consultant’s physical presence and some Services may be required to be performed within certain time periods. The Consultant shall use his best efforts, energy, and skill in his own name and in such manner as he sees fit. The Consultant retains the right to contract with other companies or entities for his services; provided, however, that such other engagements must not interfere with the Consultant’s performance of the Services or violate the provisions of the Confidentiality Agreement, as defined below. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.

3.	Consulting Fees.

(a)	Compensation. In exchange for the full, prompt, and satisfactory performance of all Services to be rendered to the Company hereunder during the Consulting Period, the Company shall provide the Consultant during the Consulting Period the following compensation (the “Compensation”): (i) a fixed fee at the rate of US$100,000 per calendar year for the Services rendered hereunder (the “Fixed Fee”) to be paid pro rata on a monthly basis in arrears; and (ii) such additional compensation, which, if any, shall be determined in the sole discretion of the Company, subject to compliance with the requirements of the applicable securities and listing rules. The Compensation may be amended from time to time by the mutual agreement of the Consultant and the Company, subject to the Company's compliance with any applicable legal or regulatory requirements or rules of any stock exchange on which its securities are listed from time to time.

(b)	Bonus. In addition to the Fixed Fee, the Consultant shall be eligible for an annual bonus of US$150,000 (the “Annual Bonus”) for the Consultant’s performance of the Services during each calendar year of the Consulting Period, which shall be paid on or before March 1 of each calendar year with respect to Services performed during the preceding calendar year; provided that the amount of the Annual Bonus shall be subject to modification in the Board’s discretion. If the Consulting Period ends before the end of a calendar year, the final Annual Bonus payment shall be paid on a prorated basis for the portion of such calendar year for which the Services were performed.

(c)	Equity. During the Consulting Period, the Consultant will be eligible to participate in the Group’s long-term equity incentive plans in accordance with its applicable terms and to the extent determined by the board of directors of the Parent (the “Board”) (or a committee designated by the Board), in its sole discretion. As of the Effective Date, it is anticipated that grants of equity to the Consultant will be allocated such that for each such grant, 50% of the grant will be in the form of stock options of Parent (“Options”) and 50% will be in the form of restricted stock units (“RSUs”); provided that at all times, the Board and/or the applicable committee shall have complete discretion to determine the allocation of grants between stock options and restricted stock units. In the event of a termination of the Consultant’s services due to the Consultant’s death or Disability (as defined in Section 409A(a)(2)(C) of the U.S. Internal Revenue Code of 1986, as amended), all Options, RSUs and any other equity awards relating to shares of Parent (collectively, “Equity Awards”) will be accelerated in full.

(d)	Expenses. The Company will reimburse the Consultant for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of the Services hereunder; provided that the Consultant promptly provides and maintains a detailed expense account and receipts for such expenses.

4.	Termination.

(a)	The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform his obligations under this Consulting Agreement, terminate the Consulting Period upon thirty (30) days’ prior written notice to the Consultant. The Consultant may terminate the Consulting Period upon thirty (30) days’ prior notice to the Company. In the event of termination, the Consultant shall, upon request, perform such work as may be requested to transfer work in process to the Company or to a party designated by the Company.

(b)	In the event of termination, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination.

(c)	The Consultant expressly acknowledges that any termination of the Consulting Period will neither release nor discharge the Consultant from his obligations as specified in Sections 5, 7 and 8 of this Consulting Agreement or under the Confidentiality Agreement.

5.	Restrictive Covenants.

As a condition of his engagement with the Company, the Consultant shall be required to execute, and hereby agrees to execute, the attached Confidentiality, Restrictive Covenants and Assignment of Inventions Agreement, which is attached hereto as Exhibit A (the “Confidentiality Agreement”). The Confidentiality Agreement includes, without limitation, confidential information obligations, certain restrictive covenants, return of property obligations and the obligation to assign certain developments to the Company, among other obligations.

6.	Other Agreements.

The Consultant represents that his performance of all the terms of this Consulting Agreement and the performance of his duties as a consultant to the Company does not and will not breach any agreement with any third party to which the Consultant is a party (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information, or material belonging to any previous employer or others, except for any confidential or proprietary information or material belonging to the Company that the Consultant used or accessed during his employment for the Company.

7.	Cooperation.

The Consultant shall use his best efforts in the performance of his obligations under this Consulting Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations, and security requirements of the Company concerning the safety of persons and property.

8.	Non-Assignability of Contract by Consultant.

This Consulting Agreement is personal to the Consultant and he shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company; provided, that in the event that the Consultant establishes a partnership, corporation, or other entity, one purpose of which is to provide the Services, the Consultant may assign this Consulting Agreement to such partnership, corporation, or other business entity with the advance written consent of the Company. Any assignment or delegation by the Consultant that is not consented to by the Company, whether express or implied or by operation of law, shall be void and shall constitute a breach and default by the Consultant.

9.	Assignment by the Company.

This Consulting Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns, including any corporation with which, or into which, the Company may be merged, or that may succeed to the Company’s assets or business. Accordingly, this Consulting Agreement may be assigned by the Company to a person or entity that is an affiliate of the Company, or a successor in interest to substantially all of the business operations of the Company.

10.	Complete Agreement.

This Consulting Agreement contains the entire understanding between the Parties and supersedes, replaces, and takes precedence over any prior understanding, or oral or written agreement between the Parties regarding the subject matter of this Consulting Agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the Parties relating to the subject matter of this Consulting Agreement that are not fully expressed herein. For the avoidance of doubt, nothing in the foregoing affects the effectiveness of the Confidentiality Agreement.

11.	Severability.

In the event any provision of this Consulting Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Consulting Agreement, which term or terms shall remain in full force and effect.

12.	Non-Waiver.

No delay or omission by the Company in exercising any right under this Consulting Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.	Amendment.

This Consulting Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14.	Counterparts.

This Consulting Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but both of which taken together shall constitute one and the same instrument.

15.	Governing Law and Jurisdiction.

This Consulting Agreement shall be governed by and construed in accordance with the laws of the state in which you last performed material services for the Company with its approval, without regard to conflicts of laws principles thereof. The Parties hereby consent to jurisdiction of the courts in Delaware and agree that such courts shall have exclusive jurisdiction with respect to disputes arising under or otherwise related to this Agreement. Accordingly, with respect to any such court action, the Consultant hereby (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

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IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the day and year set forth above.

BEONE MEDICINES USA, INC.

By:	/s/ Chan Lee	Date: May 27, 2025
Name:	Chan lee
Title:	SVP, General Counsel

XIAODONG WANG

/s/ Xiaodong Wang	Date: May 27, 2025
Title: Consultant

EXHIBIT A

CONFIDENTIALITY, RESTRICTIVE COVENANTS AND ASSIGNMENT OF INVENTIONS AGREEMENT

BeOne Medicines USA, Inc.

Xiaodong Wang

Dear Dr. Wang:

This letter is to confirm our understanding with respect to (i) your agreement to protect and preserve information and property that is confidential and proprietary to BeOne Medicines USA, Inc. or any present or future parent, subsidiary, or affiliate thereof (collectively, the “Company”), (ii) certain restrictions on competition and solicitation of employees or consultants of the Company, and (iii) your agreement with respect to the ownership of inventions, ideas, copyrights, and patents that may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”).

In consideration of and as a condition of the compensation and other benefits of your engagement by the Company, including without limitation any and all future engagements with the Company for you to provide services as an independent contractor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.	Certain Acknowledgements and Agreements.

(a)	We have discussed and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(b)	You understand and acknowledge that the Company will be engaged in the research, development, manufacture, licensing, or use of potential drugs directed against specific targets (such as genes, proteins, enzymes, or other biological molecules) selected by the Company (“Company Targets”), including without limitation, chemistry, pre-clinical studies, bio-marker discovery, and clinical studies. You acknowledge that the Company will be free to select Company Targets in its sole discretion, that the business of the Company may change over the course of your engagement, and that this Agreement shall remain in full force and effect and shall apply to the Company’s business and Company Targets as they exist at any time during your engagement.

(c)	You further acknowledge that, during the course of your performing services for the Company, the Company will furnish, disclose, or make available to you Confidential Information (as defined below) related to the Company’s business. You also acknowledge that such Confidential Information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort, and money, and that all such Confidential Information could be used by you to compete with the Company. You also acknowledge that if you become employed or affiliated with any competitor of the Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, in the course of your engagement, you will be introduced to customers and others with important relationships to the Company. You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company, including without limitation, any goodwill created as a result of direct or indirect contacts or relationships between you and any customers of the Company.

(d)	For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic, or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates, or others, training methods and materials, financial information, sales prospects, customer lists, inventions, or any scientific, technical, or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records or any secret scientific, technical, merchandising, production, or management information, or any design, process, procedure, formula, invention, improvement, or other confidential or proprietary information or documents.

2.	Non-Competition.

During the Consulting Period (as defined in the Consulting Agreement by and between you and the Company (the “Consulting Agreement”)) and for a period of one (1) year following the termination of the Consulting Period, regardless of the reason for such termination, you shall not, without the prior written consent of the Company, for yourself or on behalf of any other person or entity, either as principal, agent, stockholder, employee, consultant, representative, or in any other capacity, directly or indirectly own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business anywhere in the world that is engaged in the research, development, manufacture, licensing, or use of potential drugs directed against any Company Target, or in any other business in which you have any direct operating or scientific responsibility relating to the research, development, manufacture, licensing, or use of potential drugs directed against any Company Target (any such business, a “Competing Business”), except that nothing contained herein shall preclude you from: (a) purchasing or owning stock in any such competitive business if such stock is publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such business, or (b) serving on the Board of Directors of a publicly traded company if your responsibilities do not include scientific input or direction relating to the research, development, manufacture, licensing, or use of potential drugs directed against any Company Target. Nothing herein shall prohibit you from owning investment funds that may contain equity of a Competing Business as part of a broader, diversified portfolio, and you shall not be obligated to report any such ownership to the Company.

3.	Non-Solicitation.

During the Consulting Period and for a period of eighteen (18) months following the termination of the Consulting Period, regardless of the reason for such termination, you will not, without the prior written consent of the Company:

(a)	Either individually or on behalf of or through any third party, directly or indirectly, (i) solicit, entice, or persuade or attempt to solicit, entice, or persuade any employee of or consultant to the Company to leave the services of the Company or any parent, subsidiary, or affiliate of the Company for any reason, or (ii) employ, cause to be employed, or solicit the employment of any employee of or consultant to the Company while any such person is providing services to the Company, or within six (6) months after any such person ceases providing services to the Company; or

(b)	Either individually or on behalf of or through any third party, directly or indirectly, interfere, with or attempt to interfere with, the relations between any employee of, or consultant to, the Company or any parent, subsidiary or affiliate the Company.

4.	Reasonableness of Restrictions.

You further recognize and acknowledge that (a) the types of employment and activities that are prohibited by Section 2 and Section 3 are narrow and reasonable in relation to the skills that represent your principal saleable asset, both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of Section 2 is reasonable, legitimate, and fair to you in light of the global nature of research and development activities for the development of drugs and in light of the limited restrictions on the type of employment prohibited herein, compared to the types of employment for which you are qualified to earn your livelihood.

5.	Protected Information.

You will at all times, both during the period while you are performing services for the Company and after the termination of your provision of services to the Company for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company. Upon the termination of your provision of services to the Company for any reason or for no reason, or if the Company otherwise requests, (a) you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) you will deliver to the Company any property of the Company that may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. The terms of this Section 5 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information. The terms of this Section 5 will survive indefinitely any termination of your provision of services to the Company for any reason or for no reason.

6.	Ownership of Ideas, Copyrights, and Patents.

(a)	Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks and formulae (collectively the “Inventions”) that may be used or useful in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice, or develop during the period whilst you are performing services for the Company and for one (1) year thereafter, alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company or its designee. Without limiting the foregoing, you also acknowledge that the rights to Inventions made or conceived by you, individually or jointly while performing your activity as Consultant under the Consulting Agreement and in performance of your related contractual duties, belong to the Company, regardless of whether they are legally protected. Further, you hereby assign to the Company or its designee all of your rights, title and interests in and to all of the foregoing, including, for the avoidance of doubt, all Inventions made by you in the course of your activity as Consultant for the Company but not in performance of your related contractual duties. You are obligated to inform the Company in writing of any such Inventions. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark, or right of privacy, or constitute libel or slander against, or violate any other rights of any person, firm, or corporation, and that you will use your best efforts to prevent any such violation.

(b)	Cooperation. At any time during or after the period during which you are performing services for the Company, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks, or other legal rights with respect to any such Inventions in the United States, Switzerland, and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.

(c)	Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your engagement, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual, and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material that is or will be patented, copyrighted, or trademarked by you or others, unless you provide the Company with the written permission of the holder of any patent, copyright, or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d)	Prior Inventions. You confirm that to the best of your knowledge, there are no Inventions in which you claim or intend to claim any right, title and interest (collectively, “Prior Inventions”), including without limitation, patent, copyright, and trademark interests, which will be or may be delivered to the Company in the course of your engagement, or incorporated into any Company product or system. You acknowledge that your obligation to disclose such information is ongoing during the period when you provide services to the Company.

(e)	Prior Obligations. The Company acknowledges that you have prior and ongoing obligations to the National Institute for Biological Sciences (“NIBS”). Nothing in the Agreement shall conflict with, or is intended to conflict with, your obligations to NIBS. To the extent that you believe your provision of services to the Company creates a conflict with your obligations to NIBS, you agree to notify the Company and the parties will work in good faith toward a resolution of the conflict.

7.	Disclosure to Future Employers.

You agree that you will provide, and that the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 2, 3, 5 and 6 of this Agreement to any business or enterprise that you may directly or indirectly own, manage, operate, finance, join, control, or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise.

8.	No Conflicting Agreements.

You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you will indemnify and hold the Company harmless against loss, damage, liability, or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

9.	Name and Likeness Rights.

You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after the Consulting Period, for whatever purposes the Company deems necessary.

10.	Defend Trade Secrets Act; Other Protected Disclosures

It is understood that pursuant to the federal Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:

(a)	(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(b)	in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

It is further understood that nothing contained in this Agreement or any other agreement with the Company or in any policy of the Company limits your ability to (i) communicate with any federal, state, or local governmental agency or commission, including to provide documents or other information, without notice to the Company, (ii) testify truthfully in a legal proceeding, or (iii) share compensation information concerning yourself or others, except that this does not permit you to disclose compensation information concerning others that you obtain because your responsibilities require or allow access to such information.

11.	General.

(a)	Notices. All notices, requests, consents, and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents, and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth (5th) business day following the day such mailing is made.

(b)	Entire Agreement. This Agreement and the Consulting Agreement together embody the entire agreement and understanding between the parties hereto with respect to the subject matters of such agreements and supersede all prior oral or written agreements and understandings relating to the subject matter of such agreements. No statement, representation, warranty, covenant, or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)	Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)	Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)	Assignment. The Company may assign its rights and obligations hereunder in connection with a merger or consolidation or to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f)	Benefit. All statements, representations, warranties, covenants, and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third-party beneficiary of this Agreement.

(g)	Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

(h)	Jurisdiction, Venue, and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts in Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)	Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

(j)	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(k)	Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 2, 3, 5 or 6 of this Agreement will result in substantial, continuing, and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 2, 3, 5 or 6 of this Agreement.

(l)	No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power, or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power, or remedy of the party. No single or partial exercise of any right, power, or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power, or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m)	Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

(n)	Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

(o)	Survival of Acknowledgements and Agreements. Your acknowledgments and agreements set forth in this Agreement will survive the termination of your provision of services to the Company for any reason or for no reason.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,		ACCEPTED AND APPROVED:
BEONE MEDICINES USA, INC.		XIAODONG WANG

By:	/s/ Chan Lee	/s/ Xiaodong Wang
Name:	Chan Lee	Title: Consultant
Title:	SVP, General Counsel

Date: May 27, 2025		Date: May 27, 2025